Exhibit 99.1

Riot Blockchain Continues Hash Rate Expansion to 2.3 EH/s and Provides Deployment Update

Riot Continues Its Second Phase of Transformation with New Purchase of 2,500 S19 Pro Antminers from Bitmain for December 2020 delivery, Announces Receipt and Deployment of Previously Ordered S19 Pro miners

CASTLE ROCK, CO. / PRNewswire / October 6, 2020 / Riot Blockchain, Inc. (NASDAQ: RIOT) ("Riot”, “Riot Blockchain” or the “Company"), continues its operational expansion with the purchase of an additional 2,500 next generation S19 Pro Antminer (110 TH/s) cryptocurrency miners for USD $6.1 million from BitmainTech PTE. LTD. (“Bitmain”), scheduled for receipt and deployment delivery in December 2020.

As part of Riot’s focus on the transformational expansion of its mining operations, it has opted to take advantage of new S19 Pro production capacity from its partner Bitmain by purchasing these 2,500 additional S19 Pro miners, with delivery scheduled to occur before the end of the year. With this purchase, the Company expects to reach 842 PH/s in operational hash rate with 9,540 miners deployed by late December 2020. This represents an increase of approximately 50% over Riot’s previous estimate of its deployed hash rate as of the end of 2020.

Combined with the previously disclosed purchases of Bitmain S19 Pro Antminers, the Company now expects to achieve a total hash rate capacity of 2.3 EH/s by June 2021, with 22,640 total miners deployed. As far as the Company is aware, no other publicly traded bitcoin mining company has disclosed a hashing capacity exceeding 2 EH/s.

Hash Rate Growth

In line with the Company’s previously announced purchase of 13,100 S19 Pro Antminers from Bitmain, Riot expects to receive and deploy new miners every month starting this month and continuing through June 2021. When completed and combined with the Company’s existing fleet, the Company expects to have 22,640 miners deployed, the vast majority being the next-generation S19 Pro miners.

Summary of Riot’s miner purchases year to date:

April 2020 - 1,000 S19 Pro miners (110 TH/s) were purchased from Bitmain and have been deployed.

May 2020 - 1,040 S19 miners (95 TH/s) were purchased from Bitmain and have been deployed.

June 2020 – 1,000 S19 Pro miners (110 TH/s) were purchased from Bitmain, as of today over half of this order has been received and deployed with the balance expected to be received by late October 2020.

August 2020 – 13,100 S19 Pro miners (110 TH/s) were purchased from Bitmain, with delivery scheduled for the first half of 2021.

October 2020 – 2,500 S19 Pro miners (110 TH/s) were purchased from Bitmain, with delivery scheduled for December 2020.

At full deployment, Riot expects to achieve 2.3 EH/s of total hash rate capacity by utilizing 73 megawatts of energy. This would result in Riot having an overall operational efficiency of approximately 32.33 ±% 5 joules per terahash (J/TH).

All the new miner purchases continue to be funded using available working capital. Riot continues to maintain no long-term debt. The Company is continuing to assess the bitcoin landscape with the assistance of XMS Capital to evaluate opportunities to further increase shareholder value.

Miner Deployment

Additionally, Riot has taken delivery of 563 of the 1,000 S19-Pros it previously purchased and announced on June 3, 2020. Deployment is complete at Coinmint LLC’s Massena, NY, which brings the Company’s deployed hash rate capacity to 519 PH/s, an increase of 14% from the September hashrate.

As previously disclosed, the Company relocated its entire fleet of Antminers to Coinmint in Q3 2020 as part of a new hosting partnership and has significantly reduced energy and operational costs as a result.

About Coinmint, LLC

Coinmint operates a digital currency data center in Massena, New York. At 435MW of transformer capacity at its Massena complex, the facility's capacity is three times larger than any other known operating digital currency data center in North America. The facility has been operational since May 2018. Given the abundance of hydroelectric and wind power generation in the area, the experience of its management team in wholesale electricity markets, and the large capacity, Coinmint has a material electrical economic advantage over other operations. For more information, visit www.coinmint.one.

About Riot Blockchain

Riot Blockchain (NASDAQ: RIOT) focuses on cryptocurrency mining of bitcoin. The Company is expanding and upgrading its mining operations by securing the most energy efficient miners currently available. Riot also holds certain non-controlling investments in blockchain technology companies. Riot is headquartered in Castle Rock, Colorado, and the Company’s primary mining facility was recently relocated to upstate New York, under a co-location hosting agreement with Coinmint. For more information, visit www.RiotBlockchain.com.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events or the future financial and operational performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," “believes,” "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the sections entitled "Risk Factors," copies of which may be obtained from the SEC's website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this press release.

For further information, please contact:

CONTACT:

Media Contact:

PR@RiotBlockchain.com

Investor Contact:

IR@RiotBlockchain.com

SOURCE: Riot Blockchain, Inc.